UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Ameron International Corporation

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On March 15, 2011, Ameron International Corporation (“Ameron”) announced that independent directors urged stockholders to reject Barington’s nominee and issued a press release relating to the announcement, a copy of which follows.

N E W S    R E L E A S E

March 15, 2011

AMERON INDEPENDENT DIRECTORS URGE STOCKHOLDERS TO REJECT BARINGTON’S NOMINEE

PASADENA, California — The Independent Directors of Ameron International Corporation (NYSE: AMN) today released a statement urging stockholders to reject Barington Capital in its opportunistic effort to place James Mitarotonda on the Ameron Board. The Independent Directors’ statement reads as follows:

Dear Stockholders:

Ameron’s Board recommends that stockholders vote in favor of the re-election of Directors James Marlen and David Davenport. In addition to concerns about James Mitarotonda’s performance record and his empty plans for Ameron, his previous dealings with the current Board and Management have been aggressive and confrontational. Mr. Mitarotonda has repeatedly and unfairly portrayed Ameron’s outstanding performance over the last 17 years. Further, he launched a vicious and unfounded personal attack against Ameron’s Chief Executive Officer and Chairman, Mr. Marlen.

Confirming our worst fears regarding the type of director that he would be, Mr. Mitarotonda’s most recent dismissal of Mr. Davenport’s religious background was distasteful, unwarranted and inappropriate. Mr. Davenport has been an outstanding Director on our Board with significant contributions in a variety of areas. David Davenport is an ethical, well-rounded and balanced individual against whom Mr. Mitarotonda does not begin to compare.

Rather than champion the rights of his fellow stockholders, Mr. Mitarotonda has tried to distract stockholders by mischaracterizing the Company’s past performance and by ignoring the effects of the global recession on a company that is highly-dependent on large-scale infrastructure projects. The facts are that the Company and its balance sheet were well managed before and during the global recession. Management aggressively cut costs, made timely divestures and wisely invested in strategic organic initiatives. The Company’s five-year total stockholder return of 12 percent per year significantly outperformed those of its peers and market indices despite the effects of the global recession. Most importantly, the Company has a stellar balance sheet and is well positioned for future growth in each of its segments when the Company’s markets improve.

In stark contrast to Ameron’s performance, Mr. Mitarotonda has been unable to effectively manage his own organization and investments. Numerous managers and analysts have left him due to his management style, and his fund’s assets under management have fallen in recent years by over 80%, from over $500 million to less than $100 million–a powerful indictment of his poor record with his portfolio companies.

The Ameron Board continues to urge stockholders to vote the GOLD proxy and re-elect Mr. Davenport and Mr. Marlen.

Sincerely,

The Independent Directors of Ameron International Corporation

About Ameron International Corporation

Ameron International Corporation (“Ameron” or “the Company”) is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials; and products used in infrastructure projects. The Company’s businesses operate in North America, South America, Europe and Asia. The Company also has partial ownership in several unconsolidated affiliates in the Middle East.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the intentions, plans, expectations and beliefs of Ameron, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended November 30, 2010. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

Vote the GOLD Proxy Card to Support Your Board’s Nominees

Please vote your GOLD proxy today and support your Company. Even if you have sent a white proxy card to Barington, you have every right to change your vote. You may revoke that proxy, and vote as recommended by your Board by signing, dating and mailing the enclosed GOLD proxy card in the enclosed envelope. Only your latest dated proxy counts. If you have any questions on how to vote your shares, please call our proxy solicitor:

MORROW & CO., LLC

Call Toll Free at (800) 662-5200

or

Call Collect at (203) 658-9400

or email at: ameron.info@morrowco.com

Ameron International Corporation

Media: Brunswick Group, Steven Lipin/Christina Stenson

Telephone: 212-333-3810

Investors: Gary Wagner, Senior Vice President, Finance and Administration & Chief Financial Officer James R. McLaughlin, Senior Vice President, Corporate Development & Treasurer

Telephone: 626-683-4000

Additional Information and Where to Find It

Ameron has filed with the Securities and Exchange Commission (“SEC”), and has mailed to stockholders, a proxy statement in connection with its 2011 Annual Meeting of stockholders. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain free copies of these documents and other documents filed with the SEC by Ameron through the website maintained by the SEC at http://www.sec.gov and at http://www.ezodproxy.com/ameron/2011, or by writing to Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, California 91101-3638.

Certain Information Regarding Participants

Ameron and its Directors are, and certain of its officers may be deemed to be, participants in the solicitation of proxies with respect to the 2011 Annual Meeting of stockholders. A description of the direct and indirect interests of the participants, by securities holdings or otherwise, was contained in Ameron’s proxy statement that was filed with the SEC on February 28, 2011.